                            UNDERWRITING AGREEMENT

     This Agreement made the 14th day of June, 1995, by and between SBM Certificate Company , Minnesota corporation, party of the first party, hereinafter called "SBM" and SBM Financial Services, Inc., a Minnesota corporation, party of the second part hereinafter called "SBM Financial".

     WITNESSETH:

     WHEREAS, the directors of SBM have duly authorized the issuance of certain Investment Certificates, and caused registration of the same with the Securities and Exchange Commission, such Certificate being hereinafter referred to as "the Investment Certificates"; and

     WHEREAS, SBM desires to enter into a contract with SBM Financial for the solicitation of applications for such Investment Certificates to be issued by SBM;

     WHEREAS, SBM Financial is willing to take charge of the solicitation of applications for such Investment Certificate authorized and to be issued by SBM, on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and of the mutual covenants hereinafter contained, the parties hereto covenant and agree as follows:

     SOLICITATION OF APPLICATIONS

     1. SBM hereby covenants and agrees that during the term of this contract and any renewal or extension thereof, or until any prior termination thereof (hereinafter referred to as the period of this contract), SBM Financial and persons designated by it shall have the exclusive right to solicit applications for, and to distribute any and all of the Investment Certificates, issued or to be issued by SBM during the period of this contract, including Certificate or series of Certificates hereinafter registered by SBM with the Securities and Exchange Commission.

     2. During the effective period of this contract, SBM Financial hereby covenants and agrees to take charge of the solicitation of applications for the Investment Certificates issued by SBM, and also agrees during such period to continuously solicit or cause to be solicited, applications for such Certificate so long as they remain available for sale, unless in the opinion of SBM Financial, it is unable to make such solicitation legally or that SBM is legally unable to issue such Certificates.

     3. With respect to the solicitation of applications by SBM Financial for the Certificates issued by SBM, it is mutually understood and agreed that the Investment Certificate are to be issued only after solicitation by SBM Financial and presentation of written application on forms approved by SBM. Every application shall be subject to acceptance or rejection of SBM according to the terms thereof. SBM Financial shall promptly remit to SBM the payment tendered with each application, such payment to be in conformity with the provisions of the Investment Certificates for which such application is made.

     4. SBM Covenants and agrees to make prompt and reasonable effort to do all and any things necessary in its opinion, or in the opinion of SBM Financial, in connection with the carrying out of the purposes and provisions of this Agreement, including the preparation of information necessary for SBM Financial to file and submit registration statements, accounting statements, pamphlets, prospectus, literature and any other data about SBM, its records or business, and in such detail and in such form as is necessary or is requested by SBM Financial.

     ALLOCATION OF FEES

     1. SBM Financial covenants and agrees to pay during the effective period of this Agreement the following expenses: All registration and/or qualification fees, or such other sums required by statute to be paid for, or on account of, its qualifications as a foreign corporation or broker/dealer in securities, and all such costs as are necessary to continue registration or qualification in effect.

     2. SBM covenants and agrees to pay during the period of this Agreement the following expenses:

         a. All costs, expenses, fees of counsel, and other identifiable costs incurred in connection with any necessary qualification of SBM as a foreign corporation in the various states.

         b. All costs of obtaining financial and other information required for preparation and filing of registration statements, prospectuses, or other documents required to be filed because of the registration of the Investment Certificates in any federal, state or territorial jurisdiction.

         c. All fees or other expenses required for, or in connection with, the registration or qualification of the Investment Certificates of SBM for sale with the Securities and Exchange Commission and in the various states.

         d. Fees and expenses of counsel and others in connection with the registration or qualification of the Investment Certificates.

         e. All costs and expenses of filing, recording, preparing circulars, pamphlets, prospectuses, or other sales material required to be filed in connection with the registration or qualification of the Investment Certificates in any federal, state, or territorial jurisdiction.

         f. All costs and expenses of preparing, printing, issuing, and delivering the Investment Certificates issued by SBM.

         g. All other costs of registration, qualification, issuing, and delivering the Investment Certificates not otherwise mentioned in this Agreement.

     COMPENSATION

     1. SBM covenants and agrees to pay to SBM Financial, and SBM Financial covenants and agrees to accept from SBM, in full payment for its services under this contract the following amounts:

                         503
     Certificate    Per $1,000 of
        months      Cash Invested
     -----------    -------------

          1         $17.00*
       13 - 36      $ 1.25 per quarter**
         37         $11.90
       49 - 72      $ 1.25 per quarter**

     * If a 503 Certificate is redeemed during the first 6 months, there will be a full charge back of commission.

     ** Based upon cash value as of last anniversary.

     2. SBM shall not be liable to SBM Financial for commissions on any installment Investment Certificate with respect to payments which are not received and applied as installment payments according to the terms of the respective Certificates.

     3. If a new series of Certificates be issued by SBM, SBM covenants and agrees to pay to SBM Financial those sums which the parties may subsequently agree upon in writing as an addendum hereto for the sale of such.

     MISCELLANEOUS

     1. SBM Financial for all purposes herein shall be deemed to be an independent contractor, and except as expressly provided or authorized in this contract, shall have no authority to act for or represent SBM.

     2. SBM Financial shall be free to render similar or dissimilar services to those herein contracted for to other persons, firms and corporations.

     3. Neither this contract nor any transaction pursuant thereto shall be invalidated or in any way affected by the fact that the directors, officers, agents, or stockholders of SBM are or may be interested in SBM Financial as directors, officers, stockholders or otherwise; or that SBM Financial or any successor or assignee is or may be interested in SBM as stockholders or affiliate persons.

     4. In the event that this contract be assigned by SBM Financial, it shall be considered terminated as of the date of such assignment.

     5. All the covenants, stipulations and agreements contained in this instrument shall extend to and be binding upon the respective successors of the parties hereto, and any person, firm association or corporation acquiring all or substantially all of the assets in business of either party.

     6. Any notice under this contract shall be given in writing address and delivered, or mailed postpaid in care of either party to 8400 Normandale Lake Blvd., Suite 1150, Minneapolis, MN 55437, or to such other address as the party may designate in writing mailed to the other.

     7. This Agreement shall continue in effect for one year from the date hereof, and from year to year thereafter, provided that such continuance after said date shall be specifically approved at least annually thereafter by a majority of the members of the Board of Directors of SBM who are not interested persons of SBM Financial or ARM Capital Advisors, Inc., except as directors, and by vote of the entire Board, or by vote of the majority of its outstanding voting securities.

     8. This Agreement may be terminated by either SBM or SBM Financial at any time, by giving the other party sixty days' notice of such intention to terminate providing that any such termination shall be made without payment of any penalty, and provided further that such termination by SBM may be effected by its Board of Directors or a vote of the majority of its outstanding voting securities.

     IN WITNESS WHEREOF, the parties hereunto have executed this foregoing Agreement on the date and year first above written.


     SBM CERTIFICATE COMPANY

     By:  /s/ John R. McGeeney
          --------------------------------

     Its:  President
           -------------------------------


     SBM FINANCIAL SERVICES, INC.

     By:  /s/ John R. McGeeney
          --------------------------------

     Its:  Secretary, General Counsel,
           -------------------------------
           and Compliance Officer



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